Exhibit 99.1

ReShape Lifesciences® Enters into Warrant Exercise Transaction for $1.2 Million in Gross Proceeds

IRVINE, Calif., November 21, 2023 -- ReShape Lifesciences, Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health solutions company, announced today that it has entered into a warrant exercise agreement with an existing accredited investor to exercise outstanding warrants to purchase an aggregate of 5,382,500 shares of the company’s common stock. In consideration for the immediate exercise of the existing warrants for cash, the exercising holder received new unregistered warrants to purchase up to an aggregate of 10,765,000 shares (equal to 200% of the shares of common stock issued in connection with the exercise) of the company’s common stock. In connection with the exercise, the company also agreed to reduce the exercise price of the 5,382,500 exercised warrants and 6,960,351 remaining unexercised warrants to $0.23, which is equal to the most recent closing price of the company’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The new warrants will become exercisable six months following issuance at an initial exercise price of $0.23 per share, which is subject to reduction as set forth in the new warrants if approved by the Company’s stockholders in accordance with the rules of the Nasdaq Stock Market, and have a term of exercise equal to five and one-half years. The company agreed to file a resale registration statement within 30 days with respect to the new warrants and the shares of common stock issuable upon exercise of the new warrants and to hold a meeting of its stockholders to seek approval of the potential reduction of the exercise price of the new warrants. The warrants being exercised and the new warrants each include a beneficial ownership limitation that prevents the investor from owning more than 9.99%, with respect to the existing warrants, and 4.99%, with respect to the new warrants, of the company’s outstanding common stock at any time.

The gross proceeds to the company from the exercise of the existing warrants was approximately $1.2 million, prior to deducting placement agent fees and estimated offering expenses. The company intends to use the net proceeds for commercial growth, working capital and general corporate purposes.

Maxim Group LLC acted as the exclusive warrant inducement agent and financial advisor for the transaction.

About ReShape Lifesciences®

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® System provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss. For more information, please visit www.reshapelifesciences.com.

CONTACTS

ReShape Lifesciences Investor Contact:

Paul Hickey

Chief Executive Officer

949-429-6680

ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

(917)-633-6086

mmiller@rxir.com